UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 7, 2006

DUKE CAPITAL LLC

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-23977	51-0282142
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

526 South Church Street, Charlotte, North Carolina  28202-1904
(Address of Principal Executive Offices, including Zip Code)

(704) 594-6200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On September 7, 2006, Duke Ventures, LLC, a wholly-owned subsidiary of the registrant (“Duke Ventures”), entered into a Formation and Sale Agreement with Crescent Resources, LLC (“Crescent”), Morgan Stanley Real Estate Fund V U.S., L.P. and other affiliated funds controlled by Morgan Stanley (the “MS Members”). The Formation and Sale Agreement provided for the simultaneous signing and closing of a joint venture transaction between Duke Ventures and the MS Members with respect to the operation of Crescent, which develops and manages high-quality commercial, residential and multi-family real estate projects primarily in the Southeastern and Southwestern United States and was previously wholly owned by Duke Ventures.

Under the Formation and Sale Agreement, Duke Ventures created Crescent Holdings, LLC (“Crescent Holdings”) and contributed to Crescent Holdings all of the membership interests in Crescent, which was ascribed an enterprise value of approximately $2.1 billion. Immediately following the contribution, Crescent entered into a credit agreement under which Crescent borrowed approximately $1.2 billion. The net proceeds of approximately $1.2 billion under the borrowing after establishing reserves for transaction expenses and working capital were immediately distributed by Crescent to Crescent Holdings and immediately thereafter solely to Duke Ventures.

Immediately following the debt transaction referred to above, under the Formation and Sale Agreement the MS Members collectively acquired from Duke Ventures a 49% membership interest in Crescent Holdings for a purchase price of approximately $415 million. Moreover, at the closing, Arthur W. Fields, the President and Chief Executive Officer of Crescent Holdings, acquired a 2% membership interest in Crescent Holdings for an amount equal to the pro rata equity valuation paid by the MS Members. Following such transactions, Crescent Holdings was held 49% by Duke Ventures, 49% by the MS Members and 2% by Mr. Fields.

Under the governance documents relating to Crescent Holdings, the approval of material matters pertaining to the business of Crescent Holdings is vested in the Executive Committee of Crescent Holdings, which is comprised of five members: two representatives of Duke Ventures, two representatives of the MS Members and the President and Chief Executive Officer of Crescent Holdings. The approval of any matter by the Executive Committee requires the affirmative vote of a majority of the members of the Executive Committee, but such majority must include at least one representative of Duke Ventures and one representative of the MS Members.

In addition, on September 8, 2006, Duke Energy Corporation issued a press release relating to the transactions contemplated by the Formation and Sale Agreement. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated in its entirety in this Item 1.01 disclosure by reference.

Item 9.01               Financial Statements and Exhibits.

(d)              Exhibits.

99.1      Press Release issued by Duke Energy Corporation on September 8, 2006.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUKE CAPITAL LLC

Date: September 13, 2006	By:	/s/ STEVEN K. YOUNG
	Name:	Steven K. Young
	Title:	Chief Financial Officer and Controller

EXHIBIT INDEX

Exhibit	Description

99.1	Press Release issued by Duke Energy Corporation on September 8, 2006.